UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2015

MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Point Center E, Suite 200, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 678-323-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

The Board of Directors (the “Board”) of MedAssets, Inc. (the “Company”) has determined to move one of the Company’s directors from Class II into Class III to achieve a more equal balance of membership among the Company’s classes of directors, in accordance with the terms of the Company’s amended and restated certificate of incorporation. John A. Bardis, a Class III director who will retire from the Board in June 2015, was to serve on the Board under his current term until expiration at the annual meeting of stockholders to be held in 2016. Accordingly, Michael P. Nolte has agreed to resign as a Class II director, and he was immediately reappointed to the Board as a Class III director for a term that will expire at the Company’s 2016 annual meeting of stockholders. The resignation and reappointment of Mr. Nolte was effected solely to satisfy certain legal requirements under the Delaware General Corporation Law and the Company’s amended and restated certificate of incorporation in order to rebalance the Board classes, and for all other purposes, Mr. Nolte’s service on the Board is deemed to have continued uninterrupted. Mr. Nolte does not serve on any committees of the Board. The Board now consists of three Class I directors whose term will expire at the annual meeting of stockholders to be held in 2017; three Class II directors whose term will expire at the annual meeting of stockholders to be held in 2015; and four Class III directors (which will be reduced to three Class III directors following Mr. Bardis’ retirement from the Board in June 2015) whose term will expire at the annual meeting of stockholders to be held in 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.

April 23, 2015	By:	/s/ Jonathan H. Glenn
		Name:	Jonathan H. Glenn
		Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary